CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

GENERAL MARITIME CORPORATION ANNOUNCES
SHARE REPURCHASE AGREEMENT

New York, NY - January 4, 2006 - General Maritime Corporation (NYSE: GMR) today announced it has entered into an agreement to repurchase 4,176,756 of its common shares from Oaktree Capital’s OCM Principal Opportunities Fund, L.P. in a privately negotiated transaction at $37.00 per share for a total purchase price of $154,539,972. The price per share was agreed to after the close of the market yesterday and represents a discount of 2.4% to the closing price of the Company’s common stock on such date.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, said, “Oaktree's decision to close out a position in a fund that is in its liquidation period has enabled us to acquire a significant block of company stock at a favorable price. This share repurchase is consistent with recent steps to reshape our fleet and our capital structure. Building upon this recent success, we believe we are well positioned to pursue future value creating transactions. We are thankful to Oaktree, a founding investor since 1998 in our predecessor companies, for their important role in the Company's growth and success to date. We also look forward to the continued participation of Steve Kaplan, a principal of Oaktree and a director of the Company since 2001, on our Board of Directors."

The share repurchase, which is expected to close on January 10, 2006 as to 3,243,243 shares and on January 19, 2006 as to the remaining 933,513 shares, is part of the Company’s previously announced share repurchase program. Following the closing of the transaction, based upon 38,477,820 shares outstanding as of January 4, 2006, the Company will have 34,301,064 shares outstanding. After giving effect to this transaction, the Company will have purchased 4,854,556 shares under its share repurchase program.

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea.

The Company also currently operates tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 34 tankers - 20 Aframax, 10 Suezmax tankers and four Suezmax newbuilding contracts with a carrying capacity of approximately 4.75 million dwt. Following the completion of the Company's recent vessel sales, the Company will own and operate a fleet of 30 tankers - 19 Aframax, 7 Suezmax tankers, and four Suezmax new buildings.

“Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are:  there is no assurance that the Company will succeed in identifying or executing any particular strategic transaction or, if it does so, that such transaction will favorably impact the Company, its financial condition or results of operations; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2004 and its subsequent reports on Form 10-Q and Form 8-K.